4th QUARTER 2004 EARNINGS REVIEW	Exhibit 99.3
JANUARY 18, 2005
NEW YORK CITY

Good morning and welcome to our review of fourth quarter earnings. A belated happy new year to everyone. Our remarks will cover two main areas: First, I will review the results for the fourth quarter with some elaboration on the full year. I will then turn it over to Ken Lewis who will provide a summary of our outlook for 2005.

2004 was another challenging but very successful year for Bank of America associates given our focus on the Fleet integration along with volatile markets throughout the year. Overall, 2004 results demonstrate the company’s ability to properly position its balance sheet in a rising rate environment, the diversity of our businesses, our attention to expenses, and our ability to realize the potential of an expanding footprint. But as they have done in previous years, our associates stepped up and achieved not just record financial results but moved our operating performance level up significantly. Momentum was evident throughout 2004 in rising customer satisfaction scores; growth in retail products sold including checking accounts, savings accounts and credit cards; increasing new business in our commercial banking segment and greater market share in certain areas of investment banking.

Reported diluted earnings per share for the full year was $3.69 on net income of $14.1 billion versus $3.57 in 2003. Included in earnings for the year were approximately $411 million of after-tax merger and restructuring charges which reduced earnings by 11 cents per share. Excluding these charges, earnings were $3.80 per diluted share, an increase of 6 percent versus 2003. Earnings in 2004 allowed us to return approximately $9.3 billion in capital to shareholders in 2004 in the form of dividends ($6.5 billion) and net share repurchases ($2.8 billion).

Reported earnings for the fourth quarter were $.94 per diluted share or $3.8 billion and included merger and restructuring charges which reduced earnings by 4 cents per diluted share. Excluding merger and restructuring charges in each quarter, earnings for the fourth quarter were $.98 per diluted share, an increase of 3 percent versus $.95 in the third quarter and an increase of 7 percent versus $.92 a year ago. Most of my comparisons will be on a linked quarter basis due to purchase accounting from the Fleet acquisition that closed on April 1 that impacts annual comparisons. Total revenue increased 9 percent from the third quarter driven by increases in almost every revenue line item. Noninterest expense was up 4 percent versus third quarter as decreases from merger cost savings and our infrastructure initiatives were offset by our normal year-end expense increase in several categories along with some additional items I will detail later. The combination of revenue and expense growth improved the efficiency ratio in the fourth quarter, excluding merger and restructuring charges, to 50.7 percent, moving to our ultimate goal of being 50 percent or less.

Average loans grew 2.5 percent from third quarter levels driven by increases in all the major consumer loan categories and several of the businesses that compose Commercial Banking. Average core domestic deposits increased 3.5 percent or $18 billion ($10 billion consumer and $8 billion commercial) from the third quarter. Commercial credit quality continued to improve. The Tier 1 ratio closed the year at 8.10. During the quarter, a total of 34.1 million shares were repurchased more than offsetting the issuance of 31.5 million shares from options exercised in the quarter. Issuance activity was higher with the vesting of an employee option plan in the fourth quarter resulting in 56 million options vesting across much of the work force in legacy Bank of America.

Before we talk about the individual businesses, let’s deal with net interest income and yields, since I know this is on your minds. In the fourth quarter, on an FTE basis, net interest income of $7.96 billion rose 1.5 percent from the third quarter. Driving the increase in net interest income was the impact of increased loan and deposit levels offset by a lower trading-related contribution. During the quarter, the net interest yield decreased 12 basis points. A higher level of trading-related assets combined with a lower contribution to net interest income drove a 13 basis point decline in the net interest yield. Excluding the impact from trading-related assets, the net interest yield was almost flat. During the quarter we generated $101 million in securities gains versus $732 million in the third quarter. At the end of the year, net unrealized losses in the available-for-sale securities portfolio improved from $836 million at the end of September to $372 million.

At the end of September, we were positioned in anticipation of higher rates with some flattening, in line with the forward yield curve. During the quarter, the curve did flatten as the Fed tightened interest rates. Currently, we anticipate additional rate hikes with continued flattening, once again in line with the forward yield curve. Our overall interest rate risk position is basically unchanged from what we reported to you in September. A 100 basis point gradual parallel upward shift from the forward yield curve would have a negative 1.5 percent impact to net interest income over the next 12 months, assuming we don’t do anything—which wouldn’t be the case. We are positioned to benefit, should the yield curve end up being steeper than what is currently implied in the forward curve.

Let me first say a few words about the results of our individual businesses. Reserve levels for credit losses in each of the businesses were largely impacted by growth in the portfolio and/or continued risk improvement during the quarter. For instance, reserves were increased in those areas that are growing such as credit card and reduced in areas with continued improvement in the credit risk profile and more moderate growth such as the commercial or large corporate portfolios. Consequently, earnings in the business segments include the provision benefits of both improved economic conditions and risk profile, and the impacts of portfolio growth.

As it has all year, Consumer and Small Business continues to be the consistent driver of earnings. Consumer and Small Business earned $1.8 billion with a return on equity of 17 percent. Versus the third quarter, earnings increased 5 percent on revenue growth of 8 percent even with much higher provision for credit losses. Provision was up $243 million to account for increased net charge-offs, card growth, and the reserve impact of an increase in minimum payments due from credit card customers, that I will discuss later.

All year long, we have had success in growing checking accounts. In the fourth quarter alone, net new checking accounts increased 596,000 bringing the year-to-date additions to approximately 2.1 million. Net new savings accounts opened in the quarter were 729,000 for total openings in 2004 of 2.6 million. The number of active online bank customers hit 12.4 million, double the number we had at this time last year, with a penetration rate of 50 percent of our households with DDAs. And, importantly, our active bill pay customers have grown 78 percent in 2004 to 5.8 million with bill payments of more than $25 billion this quarter. The increase in checking accounts is driven by greater customer satisfaction, banking center productivity, focused marketing and new products.

Fee income in Consumer and Small Business increased 25 percent over third quarter results. Service charges rose 3 percent from the third quarter. Card income increased 9 percent from the third quarter reflecting higher merchant processing fees and higher interchange fees. The addition of National Processing in mid October represented about two-thirds of the increase or $83 million. Mortgage banking income went from a negative in the third quarter to a positive due to greater production income and a much lower level of valuation adjustments and MSR impairment than occurred in the third quarter. In the fourth quarter, first mortgage originations were $18.3 billion versus $16.9 billion in the third quarter. The locked pipeline at the end of the quarter was in line with the end of September. Home equity lending continued to benefit from our renewed focus with 7 percent growth in outstanding balances from the end of the third quarter.

Turning to credit quality - credit card charge-offs grew as a result of card portfolio growth, the return of previously securitized loans to the balance sheet and the increase in minimum payment requirements. Credit quality in other consumer products remained strong. Both charge-offs and delinquencies this quarter were affected by the change in second quarter 2004, which increased the minimum payment required from cardholders with an outstanding balance. This change in terms is a result of changes in industry practices regarding minimum payment requirements. This more conservative stance negatively impacted certain accounts and the impact will continue into the first half of 2005. Through the provision this quarter, we reserved for the increased charge-offs anticipated in 2005 ($130 million). Managed consumer credit card losses were 5.90 percent during the quarter versus 5.48 percent in the third quarter. Thirty-day and 90-day credit card delinquencies increased from third quarter levels by 7 basis points and 15 basis points, respectively.

Switching to the Commercial Bank, earnings for the fourth quarter were $887 million, an increase of 8 percent from third quarter results. The quarter was marked by a clear uptick in lending towards the end of the quarter, after the election was resolved. Driving the 2-percent average loan growth, was activity in all the businesses including Middle Market Banking, Commercial Real Estate, Business Capital, Dealer Financial Services and Leasing. Average deposits rose 2 percent from the third quarter driven by seasonal activity and higher escrow balances. Earnings benefited from a revenue increase of 7 percent and lower provision due to improved credit quality and economic conditions. Included in other income were gains of approximately $70 million associated with various asset dispositions in the leasing business. Credit costs for the Commercial Bank were down again as continued improvement in the risk profile gave rise to additional reserve release. Nonperforming assets were down 17 percent from last quarter and represented 44 basis points of the loan and lease portfolio. Net charge-offs were $45 million, essentially flat with third quarter results. The net charge-off ratio was 12 basis points during the quarter, same as the third quarter and down 19 basis points from a year ago.

Turning to the Global Corporate and Investment Bank, earnings in the fourth quarter increased to $596 million and benefited from a 7 percent increase in revenue and lower provision while expenses rose 2 percent. Revenue increases were driven by several categories including trading-related and investment banking partially offset by lower service charges. Investment banking fees rose 7 percent from the third quarter to $450 million. Advisory services increased 42 percent to $94 million driven by an overall pickup in M&A activity in 2004. Securities underwriting decreased 5 percent to $209 million as a 48 percent pickup in equity underwriting was more than offset by lower ABS and high-grade deal activity. High yield fees were in line with third quarter results. Syndication fees increased 9 percent to $140 million. As expected, the investment banking pipeline is seeing a shift away from fixed income underwriting to equities and M&A.

Total trading-related revenue for the fourth quarter was $650 million, an increase of $65 million or 11 percent from the third quarter. Foreign exchange was up 42 percent or $69 million from the third quarter to $233 million. Decreases from interest rate contracts to $93 million and fixed income to $283 million were more than offset by increases in equities to $75 million and commodities to $33 million. We increased the level of credit default swaps used to hedge our portfolio due to attractive pricing. Because spreads tightened further in the quarter, the mark-to-market of these swaps had a negative impact of $67 million versus $54 million in the third quarter. Investment brokerage revenue rose 10 percent versus the third quarter.

Credit quality in GCIB continued to improve. GCIB has had net credit recoveries ($25 million in the fourth quarter and $6 million in the third) over the past two quarters reflecting the improved risk environment and increased liquidity. Total large corporate nonperforming assets decreased 25 percent from the third quarter and represented 1.25 percent of the loan and lease portfolio. Since the end of last year GCIB nonperformers are down $ 589 million or 58 percent. This continued improvement in credit quality of the large corporate portfolio drove additional releases in credit reserves in the quarter. Average loans and leases in GCIB dropped $1.5 billion to $34 billion in the fourth quarter.

Our fourth core business segment is Wealth and Investment Management. Earnings in the fourth quarter were up 2 percent from third quarter results as a revenue increase of 5 percent was offset somewhat by an expense increase of 6 percent due mainly to higher incentive compensation. Remember that Wealth and Investment Management includes our Premier Banking group which has a significant loan and deposit book. For the quarter, Premier banking continued to show good momentum with loans increasing 19 percent to $18 billion and deposits up more than 20 percent to $75 billion, much of which was migrated from the Consumer Bank during intergration for higher levels of customer service. Asset management fees were up 2 percent offset somewhat by lower brokerage fees of 3 percent. Assets under management increased 5 percent to $451.5 billion from third quarter levels due to improved market valuations and net inflows. Equities represented the largest jump (up $18 billion), reflecting increases across our mutual fund families. Money market and other short-term funds also increased by approximately $3.7 billion.

Let me comment on equity investments within Principal Investing which had gains of $371 million in the quarter and were included in Corporate Other. As you know, results in this area have improved in the last half of 2004 after three years in the red. This quarter’s activity reflected cash gains of $263 million and positive fair value adjustments net of impairments of $108 million. Going forward, we think results in equity investments in 2005 will continue to benefit from an improving economy.

As I mentioned earlier, the efficiency ratio for the entire organization was 50.7 percent, after excluding merger and restructuring charges. While revenue growth and additional cost saves had a positive impact on the ratio, we had some unusual items that had a negative impact on the ratio. Versus the third quarter before merger and restructuring charges, expenses increased $262 million. Additional cost saves from the Fleet integration efforts were approximately $85 million versus third quarter results bringing full year reductions to $909 million. Pushing expenses higher during the quarter were increased litigation reserves in GCIB of approximately $70 million. An additional $60 million in reserves, separate from litigation, were established for specific non-credit related losses. The NPC acquisition, which closed in mid October, added approximately $61 million in expense. Remaining increases were seen in professional fees ($68 million), data processing ($31 million) and telecommunications ($36 million). Except for the addition of NCP, we do not expect many of these expenses to reappear in the first quarter.

Finally, let me make a couple of comments on credit quality from a corporate perspective. Even with the inclusion of Fleet, overall NPA levels in dollar terms were the lowest since the end of 1997, dropping 13 percent from third quarter levels. Criticized exposure was down 15 percent from third quarter levels. Provision for credit losses during the quarter was $706 million versus total net charge-offs of $845 million. Driving the difference between charge-offs and provision were the improved credit quality metrics I described in Commercial Banking and GCIB along with improved economic conditions resulting in a release in reserves, partially offset by growth in card reserves, as noted earlier. Now, let me turn the podium over to Ken Lewis who will discuss our thinking entering 2005.............Ken

Thanks Marc, let me reiterate Marc’s comments by saying that the fourth quarter was a success for Bank of America on several fronts and our associates should be very proud of their accomplishments in 2004. Last January was positive with a brighter economic outlook versus 2003 but remember we were still facing the Fleet integration as well as investigative issues in the mutual funds arena. As a matter of fact, our results for 2004 of $3.80, excluding merger and restructuring charges, were 5 percent better than the consensus estimate in early October of 2003 for legacy Bank of America before the Fleet announcement.

Looking forward this January into 2005 is clearly an improvement from last year due to progress we have made on several fronts. Our efforts with the Fleet integration are going as smoothly as we could have hoped. Over the three quarters since the acquisition closed, net new checking accounts in the former Fleet franchise have grown 174,000 versus 35 thousand for all of 2003 while net new savings accounts showed similar results, increasing 193,000. Premier Banking continues an aggressive rollout across the Fleet franchise. Four hundred forty two client managers have been added over the past three quarters along with a designated call center to support the premier client base. More than 125,000 consumer banking clients have become Premier customers. Most of the outstanding credit cards have already been reissued with the rest being issued by February. Customer Day One activities since August of last year resulted in the unveiling of the Bank of America brand in markets from Delaware to Maine and from western New York to Cape Cod. In all, more than 1,500 banking centers and 3,500 ATMs were rebranded involving more than 20,000 signs. Approximately, 250,000 Quick & Reilly clients were converted to the Banc of America Investment Services clearing platform. Several systems conversions were successfully converted including the Fleet General Ledger, Accounts Payable and Fixed Asset Systems. While we have several important projects to complete in 2005, we are extremely pleased with our accomplishments so far.

Last January, when we gave you our outlook for 2004, we were upbeat because we felt positive about the economy in the short term rather than hoping for some upturn in the second half of the year. This year is no different except that we have a clearer picture that the economy has and is making progress. For all of 2005, we think GDP growth will be between 3.5 percent and 4 percent and be quite steady over the year. Like the rest of you, we expect the Fed to raise rates several times during the year resulting in some additional flattening in the yield curve. We expect a modest rise in core inflation, healthy consumption growth and improved employment levels. With that outlook, we feel good about our prospects in 2005, especially given the good head start we had in the fourth quarter. All comparisons I make to full year 2004 will include Fleet’s results in the full year versus the reported numbers which only include Fleet for three quarters. You will want to refer to the 8-K we filed this morning detailing the pro forma numbers for 2004.

From a balance sheet perspective, we are looking for continued loan growth in 2005. For both credit card and home equity, we are targeting growth in the high teens to 20 percent. Almost half of the credit card growth will be due to about $4 billion in securitizations returning to the balance sheet. Residential mortgages will grow as well but will be determined by our ALM strategy. Direct/indirect consumer loans are targeted for mid-single digit growth. We believe small business lending will also increase and we think commercial loan levels, including client-manager small business, will be up approximately 5 percent. Other earning assets should increase from year-end levels as trading assets are expected to move higher as we take on more institutional customer flow in the matched book. After attractive core deposit growth in 2004, deposit growth in 2005 is expected to dip back to mid-single digits as rates rise.

This deposit growth will drive an increase in our ALM portfolio which is composed of securities, residential mortgages and derivatives including swaps. Asset/liability management, as always, will impact both our balance sheet levels and securities gains/losses, as we continually balance between the management of interest rate risk and economic reward in response to ever changing market conditions. Although securities gains will be significantly below levels in 2004, we do foresee the potential for some gains at least in the first half of the year.

Having said all this, expected loan, deposit and trading-related asset growth, along with ALM management in a tough interest rate environment, could add about 4 percent to net interest income on an FTE basis in 2005 from $31.2 billion in 2004. On the fee side, we are looking for continued positive trends in our consumer and commercial business in the areas of service charges and card income. Card income will have the benefit of the National Processing acquisition which closed in the middle of October. National Processing adds about $100 million a quarter to the Card Income line. Even with the projected decline in consumer real estate lending across the industry, mortgage banking income is expected to be higher in 2005 due to the MSR impairment and valuation adjustments that brought down results in 2004. Wealth and Investment Management is expected to show double digit increases in fee revenue given the successful integration of both operations in 2004, improved markets and increased leverage from expanded distribution that we have been adding over the past several years. In Global Corporate and Investment Banking we are looking for continued strength in investment banking along with better results in trading, just as we saw in the fourth quarter. While we don’t expect an increase in fixed income investment banking activity, we don’t expect a material drop-off. The economic environment should have a positive impact on syndicated lending, equities and M&A activity. As Marc said earlier, equity investments should continue to benefit in 2005 given the improved trends we saw in the second half of 2004.

With these assumptions about net interest income and fee revenue, we are looking for total revenue growth (but excluding securities gains) to be in the range of 7 to 9 percent that we target every year. Remember, this comparison is versus 2004 numbers that include Fleet’s results for all four quarters. If Fleet were included in the first quarter of 2004 on a pro forma basis, total revenue for 2004 would have been approximately $52.8 billion on an FTE basis. If you annualize the fourth quarter revenue numbers, you have an increase versus 2004, including Fleet for the whole year, of almost 6 percent. Granted, you might want to make some minor adjustments to the fourth quarter but a big chunk of the growth appears to be embedded in the numbers.

On the expense front, we expect levels in 2005 to benefit from additional efficiencies from the Fleet acquisition along with expense initiatives at legacy Bank of America. If you remember, our cost save target involving Fleet was $1.8 billion (pre-tax) through 2005. As Marc mentioned earlier, we are half way there through 2004 and on a year-to-year basis have an additional $900 million of reduction in 2005. If you included Fleet expense in the first quarter of 2004, full year expense levels would have been approximately $28.5 billion in 2005, before merger and restructuring charges.

Having said that, we will continue to invest resources in those businesses that are producing and will produce profitable long term revenue growth. In addition, the NPC acquisition will add approximately $350 million to expense in 2005. Given these dynamics, we think expense levels in 2005 should be close to levels we experienced in 2004 given our targeted revenue growth. Another way to look at it would be to annualize the fourth quarter expense numbers, excluding merger and restructuring charges, which already has the bulk of the targeted cost saves and much of NPC already included. That annualized number is $28.2 billion and you would add some additional expense for inflation and revenue growth but deduct some number for the fourth quarter surge; you end up once again close to levels we experienced in 2004.

The efficiency ratio was 50.7 percent in the fourth quarter (excluding merger and restructuring charges) and if we hit our targeted expense levels, that efficiency ratio should be at 50 percent or below. The estimated tax rate in 2005 before the FTE adjustment is expected to be around 33 percent and with the adjustment, around 35 percent.

Turning to credit quality, we feel comfortable about the asset credit quality picture going into 2005. However, higher managed credit card receivables and a seasoning of accounts, while benefiting net interest income and fee revenue, will drive an increase in managed consumer credit card net losses. Reported credit card net charge-offs will also be higher as approximately $4 billion in securitizations come back to the balance sheet in 2005. The first half of 2005 will also be impacted by the increase in minimum payment requirements we discussed earlier. Taking all this into regard, we are expecting actual reported credit card charge-offs to increase from $2.4 billion in 2004 to more than $3 billion in 2005. Both commercial and large corporate charge-offs should increase from low levels in the second half of 2004 to more normalized levels in 2005 or at least by 2006. What normalized means is a good question and you may have to use your own judgment there. With higher consumer net charge-offs from credit card growth, more normalized commercial charge-offs and not as dramatic of an improvement in commercial credit quality as experienced in 2004.....we expect 2005 provision expense to be significantly higher than 2004 results.

Addressing capital trends, even with our growth, we expect to keep our Tier 1 ratio in excess of 8 percent in 2005. Given our earnings power, this still provides plenty of room to pay an attractive dividend and repurchase shares in excess of options issued.

Given our outlook for the economy, our results in the fourth quarter and despite additional flattening in the yield curve, we think that EPS results in 2005 should at least have a four in front of the number. Actual variation around that number will be driven by the usual culprits - the economy, financial markets and credit quality. My remarks exclude the impact of any merger-related charges in 2005 which are estimated to be approximately $300 million after-tax or 7 cents a share. As the year proceeds, we will update you with any additional changes in our assumptions for 2005 that are material. Let me now open the floor up for questions – I appreciate your attention.

7